Exhibit 99.1

Media Contact: Allison M. Allison 214-891-5212 allison_allison@richards.com

Carol Eichinger 972-695-1269 ceichinger@homeinteriors.com

FOR IMMEDIATE RELEASE

MIKE LOHNER APPOINTED
CEO OF HOME INTERIORS & GIFTS, INC.

CARROLLTON, TX — Jan. 12, 2004 — Home Interiors & Gifts announces the appointment of Mike Lohner, 41, as its new CEO, which was effective Jan. 1, 2004. Joey Carter, late last year, announced his retirement as CEO effective Dec. 31, 2003. Carter will stay on as Chairman of the Board of Directors.

     “I am honored to be elected CEO and am committed to upholding the company’s strong core values while, at the same time, changing as necessary to foster growth,” said Mike Lohner, CEO.

     Prior to his CEO election, Lohner served Home Interiors as its president and COO for almost fours years. He has held various positions prior to joining Home Interiors. Most recently, he served as president and CEO of Evergreen Alliance Golf Limited.

     “Working in partnership with Home Interiors’ leadership team for the past few years has been a success,” said Joe Colonnetta, a director of the Company and a partner at Hicks, Muse, Tate & Furst Incorporated. “I know Mike will have continued success building the Home Interiors’ business.”

       Home Interiors & Gifts, Inc. is a manufacturer and direct seller of exclusive home decorative accessories and gifts offered through non-employee, independent sales representatives in the United States, Mexico, Canada and Puerto Rico. Founded in 1957, the Dallas-based company reported sales of more than $570 million in 2002. Home Interiors & Gifts is a member of the Direct Selling Association. For more information, please visit Home Interiors’ Web site at www.homeinteriors.com.

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